Exhibit 99.3




              MAXICARE APPEALS BOARD OF CLAIMS RULING


LOS ANGELES, APRIL 28,  1997----MAXICARE HEALTH PLANS, INC. (NASDAQ
- NMS:MAXI) announced today that the Company filed an appeal with the Commonwealth of Pennsylvania Commonwealth Court seeking to overturn the order received by the Company on March 31, 1997 from the Commonwealth of Pennsylvania Board of Claims and to award the Company damages. In its order the Board of Claims ruled that the Company is not entitled to any recovery on its claim against the Pennsylvania Department of Public Welfare for in excess of $24 million plus accrued interest, in connection with the operation of a Medicaid managed care program from 1986 through 1989.

Maxicare  is  a  managed  health  care  company  with  health plans
operating  in  California,   Indiana,  Illinois,  Louisiana,  North
Carolina, South Carolina and Wisconsin.


























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